Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-25379, No. 333-39070, No. 333-112427 and No. 333-120716 on Form S-8 and in Registration Statement No. 333-84018 on Form S-3 of our reports dated March 6, 2006, relating to the consolidated financial statements of Tesoro Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for stock options) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Tesoro Corporation for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
San Antonio, Texas
March 6, 2006